Exhibit 99.1

OLD POINT FINANCIAL CORPORATION ANNOUNCES RETIREMENT OF DR. ARTHUR D. GREENE FROM BOARD OF DIRECTORS

Hampton, Va., December 26, 2023 (PRNewswire) – Old Point Financial Corporation (the Company) announced that Dr. Arthur D. Greene is retiring from the Boards of Directors of the Company and its wholly-owned subsidiaries, The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (the Wealth Company) effective as of December 31, 2023. Dr. Greene joined the Boards of Directors of the Company, Bank, and the Wealth Company in 1994 and currently serves on the Company’s Executive, Audit, and Nominating and Corporate Governance Committees. Throughout his service, Dr. Greene served as Lead Independent Director for the Company for 14 years, the Lead Independent Director for the Wealth Company for 2 years, and the Chairman of the Board of the Wealth Company for 5 years.

Dr. Greene shared, “It has been an honor to have served as a director of Old Point for almost 30 years. I take pride in having been a part of the continued growth of such an impactful community bank which works hard at serving its community and has done so for over 100 years. Thanks to the quality and experience of the Board, senior management, and talented employees, I know the future for Old Point is bright.”

“We cannot thank Dr. Greene enough for his many contributions and years of service to the Board and Old Point. He has been an invaluable resource, instrumental to our strategic growth, and a member of the Old Point family for nearly three decades,” said Robert Shuford, Jr., Chairman, President and CEO for the Company and the Bank.

About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of the Old Point National Bank of Phoebus (Old Point National Bank) and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans or expectations of the Company regarding future growth and success, and the quotations from Dr. Greene constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  Such forward-looking statements involve known or unknown risks, including, but not limited to, our ability to successfully execute and achieve the expected results of our business strategies.  There can be no assurance that the actual future results, performance or achievements expressed or implied by such forward-looking statements will occur.  Investors using forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, including management’s discussion and analysis included therein, for a description of other important factors that may affect the Company’s business, results of operations and financial condition.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.